Exhibit-10.1
GENERAL RELEASE AND SEVERANCE AGREEMENT
     THIS GENERAL RELEASE AND SEVERANCE AGREEMENT (“Agreement”) is made effective August 25, 2006 between GameTech International, Inc. (“Employer” or the “Company”) and James C. Wilson (“Employee”). Employee was employed by Employer as Chief Financial Officer and Employer has elected to terminate such employment effective close of business August 25, 2006 (the “Severance Date”).
     For and in consideration of the mutual covenants and consideration set forth herein, the parties agree as follows:
1.	Salary; PTO; Other. On the Severance Date, GameTech shall pay Employee the following payments:
a.	GameTech shall pay Employee all salary earned through the Severance Date;

b.	GameTech shall pay Employee $1600.96 for his accrued but unused paid time off (“PTO”). This is the cash equivalent of the 16.65 hours he has accrued but not used, at Employee’s current salary of $200,000 per year;

c.	Proper tax withholdings in accordance with Employee’s Form W-4 form shall be deducted from the above amounts, thus reducing the above-referenced gross amounts to net figures; and,

d.	GameTech shall pay Employee for any outstanding reasonable, ordinary and customary business expenses, as may be approved by GameTech. Employee agrees to immediately provide to GameTech any such expenses not previously submitted to GameTech for review and approval.
2.	Severance Payment. Assuming that Employee does not revoke this Agreement as provided in Section 9, and that Employee does not violate any of the terms of this Agreement including in particular Sections 7 and 10-12, GameTech shall pay Employee the following severance payment(s) according to the terms set forth below. Payment- shall be made in a single lump sum payment, less all usual and customary non-elective payroll deductions. Employer shall not render such payments until seven (7) days after Employee has executed this Agreement, to allow for this release to become effective and binding on both parties as provided in Section 9. However, after the expiration of the 7 day period, Employer shall make up any payments that would have been paid otherwise during the period.
a.	GameTech shall pay Employee the gross amount of fifty thousand dollars ($50,000), which equals three months of Employee’s salary at his current pay rate of $200,000 per year. Proper tax withholdings shall be deducted, thus reducing the above referenced gross amount to a net figure.

b.	GameTech shall pay Employee the gross amount of $925, which equals approximately three months of COBRA payments for Employee. Proper tax withholdings shall be deducted, thus reducing the above referenced gross amount to a net figure.
3.	Stock Option Grants. GameTech and Employee acknowledge and agree that Employee’s Stock Options that have vested as of this last day of employment may be exercised. Consistent with any stock option agreement and related documentation between GameTech and Employee, Employee must exercise these Incentive Stock Options within either 60 days or 6 months after his last day of employment, as specifically provided for in the particular grant.

4.	Return of Equipment. On or before the Severance Date, Employee will return all Employer’s keys, parking passes, credit cards, files, records, documents, plans, drawings, specifications, equipment, pictures, videotapes, and similar items concerning the business of Employer, its parent or subsidiary companies, or any related entity, whether prepared by Employee or otherwise coming into Employee’s possessions or control.

5.	Release of Claims. In exchange for receipt of the sums referenced in Section 2, Employee, on his own behalf, and for Employee’s heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Employer, its subsidiary corporations and related entities, and their shareholders, employees and former employees, agents, directors, officers, attorneys, predecessors, successors, assigns, heirs, executors, administrators, and all other persons, firms, corporations, associations, partnerships, or entities having any legal relationship to any of them, of and from any and all claims, demands, causes of action, charges and grievances, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which Employee now owns or holds or has at any time before the date of his termination owned or held against any of them, including, but not limited to, any and all claims, charges, demands and causes of actions: (1) which are alleged in, set forth in, arise out of, or are in any way connected with any transactions, occurrences, act of omissions or claims; (2) which arise out of or are in any way connected with Employee’s employment with Employer or the termination of Employee’s employment with Employer; (3) which are related to or concern (i) violations of any local, state or federal law based on race, sex, age, disability, pregnancy or any other category protected by law, including, but not limited to, the federal Age Discrimination in Employment Act and the Older Worker’s Benefit Protection Act; (ii) wrongful termination, breach of express and implied-in-fact contract, breach of the covenant of good faith and fair dealing, intentional and negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation, intentional interference with contractual relations and prospective economic advantage, and other torts; (4) any claim for wages, benefits, salary, commissions or bonuses; or (5) which arise out of or are in any way connected with any loss, damage or injury whatsoever resulting from any act committed or omission made on or prior to the Employee’s last day of work.

The terms of this Agreement are made for the benefit of each person or entity named above. It is the intention of the Employee in executing this Agreement that it shall be effective as a bar against each and every claim, demand, cause of action, charge or grievance described above (whether known or unknown, suspected or unsuspected, alleged or unalleged, actual or potential). Employee has had the opportunity to speak with counsel of his choice regarding the effect of this waiver.

This Agreement, and its performance, does not constitute and shall not be construed as an admission by Employer, or any of the entities or individuals referred to above, of the truth of any contested matter or of any liability, any wrongful act, or any omission.

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